Exhibit 10.1
STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 18th day of December, 2007 (the “Effective Date”), by and between DAN F. WHETSTONE (“DFW”), an individual, PAMELA R. LOWRY, an individual, PAULA A. POOLE, an individual, WILLIAM J. JUNKERMIER, an individual, and ROGER W. JUNKERMIER, an individual (collectively referred to herein as the “Selling Shareholders”), and ENERGY WEST, INCORPORATED, a corporation formed under the laws of the State of Montana, USA, or its nominee (“Purchaser”).
W I T N E S S E T H:
     WHEREAS, Selling Shareholders collectively own 83.16% of the issued and outstanding capital stock of Cut Bank Gas Company, a corporation organized under the laws of the State of Montana (the “Company”), which ownership is divided as follows:

Shareholder:	Number of Shares Owned:

DAN F. WHETSTONE	Stock Certificate No.	Shares Owned
	40	10
	164	30
	201	25
	212	100
	220	5
	227	50
	241	13
	256	150
	262	50
	298	25
	301	4391
	303	75
	307	20
	311	75
	314	150
	315	20
	318	50
	322	21
	332	50
	334	11
	341	1
	342	100
	343	10
	344	100
	345	5
	350	10
	353	390
	360	2
TOTAL (DAN WHETSTONE SHARES)		5,939

‘JUNKERMIER INTEREST”	Stock Certificate No.	Shares Owned
PAMELA R. LOWRY	356	393
PAULA A. POOLE	357	393
WILLIAM J. JUNKERMIER	358	393
ROGER J. JUNKERMIER	359	393
TOTAL (JUNKERMIER INTEREST)		1,572

OWNERSHIP PERCENTAGES

Cut Bank Gas Company Outstanding Shares		9,031

Dan F. Whetstone	5,939	65.76%
“Junkermier Interest”	1,572	17.40%
TOTAL	7,511	83.16%

     The shares listed above shall be collectively referred to herein as the “Purchased Shares”.
     WHEREAS, Purchaser desires to purchase from the Selling Shareholders and the Selling Shareholders desires to sell to Purchaser, the Purchased Shares in exchange for shares of capital stock of Purchaser, all in accordance with the terms and subject to the conditions set forth herein.
     WHEREAS, the parties hereto acknowledge that as part of this transaction, Purchaser is also acquiring the goodwill of the Company.
     NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:
1. PURCHASE AND SALE
     Purchase and Sale of the Assets by Purchaser — On the Closing Date, and subject to the terms and conditions of this Agreement, and upon the basis of the agreements, representations and warranties herein contained, Selling Shareholders shall sell, convey, transfer, assign, set over and deliver to Purchaser free and clear of all liens, encumbrances, liabilities, and rights of third parties whatsoever, and Purchaser shall purchase from Selling Shareholders the Purchased Shares.

2. CONSIDERATION AND SHARE EXCHANGE
          2.1 For each Purchased Share owned, each Selling Shareholders shall be entitled to receive that certain number of validly issued, fully paid and non-assessable shares of Energy West, Incorporated common stock (the “EWI Shares”) calculated as follows: Each share of Cut Bank Gas Company stock shall be valued at $66.44 per share.
          2.1.1 DAN F. WHETSTONE shall receive EWI Shares valued at $394,587.16 ($66.44 x 5,939 shares);
          2.1.2 PAMELA R. LOWRY shall receive EWI Shares valued at $26,110.92 ($66.44 x 393 shares);
          2.1.3 PAULA A. POOLE shall receive EWI Shares valued at $26,110.92 ($66.44 x 393 shares);
          2.1.4 WILLIAM J. JUNKERMIER shall receive EWI Shares valued at $26,110.92 ($66.44 x 393 shares);
          2.1.5 ROGER W. JUNKERMIER shall receive EWI Shares valued at $26,110.92 ($66.44 x 393 shares);
     2.2 Calculation of Number of Shares of EWI Shares: The number of EWI Shares that each Seller shall receive shall be calculated by the set price of one EWI Share as reported by NASDAQ at 1:00 p.m. Mountain Standard Time the day prior to closing. 1
     For illustrative purposes only, if one EWI Share is valued at $13.75 at 1:00 p.m. the day prior to closing on the NASDAQ stock exchange,
          1. DAN F. WHETSTONE shall receive 28,697.248 EWI Shares; ($394,587.16/ $13.75);
          2. PAMELA R. LOWRY shall receive 1,898.976 EWI Shares ($26,110.92 / $13.75);
          3. PAULA A. POOLE shall receive 1,898.976 EWI Shares ($26,110.92 / $13.75);
          4. WILLIAM J. JUNKERMIER shall receive 1,898.976 EWI Shares ($26,110.92 / $13.75);
          5. ROGER W. JUNKERMIER shall receive 1,898.976 EWI Shares ($26,110.92 / $13.75).

[1]	In the event Energy West Inc. was to do a stock split prior to closing, said stock split shall be removed from the calculation.

     2.3 On the Closing Date:
(i)	Selling Shareholders shall surrender and deliver all certificates representing the Purchased Shares or, if applicable, replacement certificates together with lost certificate affidavits and indemnifications (in form and substance reasonably acceptable to Purchaser), duly endorsed for transfer or accompanied with executed blank stock powers (in form and substance reasonably acceptable to Purchaser), together with a new certificate representing such shares issued in the name of Purchaser; together with cash in the event Purchaser does not issue fractional shares of stock.

(ii)	Within five (5) Business Days after the Closing Date and upon delivery of the certificates for the Purchased Shares in accordance with subsection (i) above, each Selling Shareholder shall receive a certificate evidencing the EWI Shares issued to said Selling Shareholders pursuant to the terms of this Section 2.
3. PRE-CLOSING RESTRICTIONS AND UNDERTAKINGS
     3.1 Conduct of the Business of the Company Prior to Closing
          Except with the prior written consent of the Purchaser, during the period commencing on the date of this Agreement and terminating at the Closing, the Company shall:
(a)	preserve intact its legal existence and carry on its business in the ordinary course of business in accordance with past practices;

(b)	use commercially reasonable efforts to maintain in full force and effect all Government Permits held by the Company;

(c)	not sell any assets, except in the Company’s ordinary course of business, nor make any distributions of the assets of the Company in the form of return of capital or dividends;

(d)	not make or permit any change in the Company’s Organizational Documents, or in the Company’s authorized, issued or outstanding securities;

(e)	not issue any additional shares of capital stock, membership interests or other securities or ownership interests of the Company, grant any stock option or right to purchase any security or ownership interest of the Company, issue any security or ownership interest convertible into such securities or ownership interests, purchase, redeem, retire or otherwise acquire any of such securities or ownership interests, or declare, set aside or pay any dividend or cash distribution in respect of the securities or ownership interests of the Company;

(f)	not make any changes in the Company’s accounting methods or practices;

(g)	not (i) pay, or incur any obligation for any payment of, any contribution or other amount to, or with respect to, any Company benefit plans, except in the ordinary course of business consistent with past practices (ii) pay any bonus to, make any loan, pay or transfer any assets to, or grant any increase in the compensation of, any director or officer, of the Company, or (iii) make any increase in the pension, retirement or other benefits of the Company’s directors, officers, or employees except in the ordinary course of business consistent with past practices;

(h)	not have the Company pay, lend or advance any amount to or in respect of, or sell, transfer or lease any assets to, or enter into any agreement, arrangement or transaction with, Selling Shareholders, except for (i) payments, agreements, transactions and arrangements in the ordinary course of business consistent with past practices;

(i)	not permit the Company to (i) incur or assume any indebtedness for borrowed money except in the ordinary course of business consistent with past practices or issue any debt securities, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party;

(j)	not permit the Company to (i) make any loans, advances or capital contributions to, or investments; (ii) pledge or otherwise encumber shares of the Company’s capital stock, or (iii) mortgage or pledge any of the assets, or create or suffer to exist any lien thereupon except in the ordinary course of business consistent with past practices;

(k)	not permit the Company to enter into any merger, consolidation or purchase of any of the entity, or (ii) enter into a joint venture, partnership or any other equity alliance with any other entity;

(l)	not (i) permit the Company to terminate the employment of any of its employees except in the ordinary course of business consistent with past practices, or (ii) permit the Company to hire any additional employees who were not employees of the Company as of the date of this Agreement except in the ordinary course of business consistent with past practices, and
     3.2 Montana Public Service Commission (“MTPSC”) Regulatory Filing.
          3.2.1 Purchaser and the Company through DFW shall have joint responsibility for the preparation and filing of the regulatory filing(s) to be made to the MTPSC requesting the Regulatory Approval (the “Regulatory Filing”). Upon the request of the other party, Company and Purchaser shall use commercially reasonable efforts to cooperate with such other party to prepare and file the Regulatory Filing. Each party will bear it own legal and professional services costs incurred in connection with the preparation and filing of the Regulatory Filing.

          3.2.2 Nothing in this Agreement will require Purchaser to accept any condition to, limitation on, or other terms concerning the grant of the Regulatory Approval requested and/or require Purchaser to waive any condition required by Purchaser in its MTPSC regulatory filings.
     3.3 Due Diligence Investigation
          3.3.1 During the period beginning on the Effective Date and ending at 5:00 P.M. Mountain Time on the sixtieth (60th) day thereafter (the “Due Diligence Period”), Purchaser and its representatives shall have the right to investigate the feasibility of the transaction contemplated by this Agreement, which investigation may include but is not limited to the review and inspection of the Company’s corporate books, financial statements, records, contracts, documents, offices and facilities (the “Due Diligence Investigation”).
          3.3.2 During the Due Diligence Period and continuing through the Closing Date, DFW shall cause the Company to (a) give Purchaser and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to all books, records, files, documents and contracts of the Company, and (b) allow Purchaser (together with its authorized representatives) to make a reasonable number of visits to each office, facility and other property owned or leased by the Company subject however to the terms and conditions of the Confidentiality Agreement executed by Purchaser on December 5, 2006. DFW shall also make the Company’s employees, officers, agents, accountants and other representatives reasonably available to Purchaser to answer questions regarding the Company’s business.
     3.4 Delivery of Financial Statements and Regulatory Filings
          During the period commencing on the date of this Agreement and terminating at the Closing, DFW shall cause the Company to deliver to Purchaser, within thirty (30) days of being available or filed, copies of (a) all regularly prepared unaudited monthly, quarterly and annual consolidated financial statements of the Company prepared after the date of this Agreement, and (b) all filings or submissions by the Company with any Governmental Authority made after the date of this Agreement.
     3.5 Public Announcements
          No party or any of their affiliates shall make any public announcement of the execution and delivery of this Agreement or the transactions contemplated by this Agreement without first obtaining the prior written consent of the other party, such consent not to be unreasonably withheld, delayed or conditioned; provided, however, that nothing contained in this Section 3.5 shall prohibit any party hereto or any of its affiliates from (i) making any disclosures or having any discussions with the MTPSC regarding this Agreement or the transaction contemplated by this Agreement in accordance with Section 3.2.2, or (ii) making any public announcement if such party or its affiliate determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law; provided further, that in such event, such party or its affiliate shall consult with the other party prior to making such disclosure to the extent reasonably practicable.

     3.6 Access to Information
          (a) From and after the Effective Date, each party shall grant to the other party (or its designees) access to the information, books and records relating to the Company within the party’s possession (including without limitation work papers and correspondence with taxing authorities, and shall afford the other party (or its designees) the right to take extracts therefrom and to make copies thereof. Subject to the terms of the Confidentiality Agreement dated December 5, 2006.
          (b) Purchaser and DFW shall provide (and cause the Company to provide) each other with such assistance as may reasonably be requested by the other in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. Purchaser shall be responsible for any additional taxes, interest, penalties and payment on any claims, or resulting audits other proceedings. In the event said assistance is required after closing, Purchaser shall compensate DFW and his accountants and attorneys for their time and costs in assisting Purchaser.
4. POST CLOSING REQUIREMENTS AND UNDERTAKINGS
     4.1 Employee and Benefit Matters
          Exhibit “B” contains a list of employees who are actively employed by the Company (including individuals on vacation, short-term disability or similar leave but excluding those persons on long-term disability leave) on the date hereof who the parties agree and acknowledge will be treated as employees of the Company for purposes of this Agreement, which such Exhibit “B” shall be amended as of the Closing Date to include such employees employed in positions at the Company as of the Closing Date (“Company’s Employees”). Exhibit “B” shall also include the amount of accrued sick leave, flex time and vacation time for each of Company’s Employees. From and after the Closing Date, Purchaser shall have the right to terminate any or all of Company’s Employees at will or to continue the employment of any or all of Company’s Employees with the Company upon terms and conditions acceptable to Purchaser in Purchaser’s sole and absolute discretion.
     4.2 Agreement Not to Solicit Employees
          Unless otherwise consented to in writing by Purchaser, DFW agrees that during the Restricted Period, DFW and/or any company affiliated with DFW shall not solicit or hire away any Company employee, unless said employee has been terminated from employment by Purchaser.

5. REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDERS
     5.1 Each Selling Shareholder represents and warrants as to their Purchased Shares that they own their respective Purchased Shares free and clear of any and all liens and encumbrances whatsoever. There are no outstanding subscriptions, options, warrants, rights of first refusal or other agreements or commitments, other than this Agreement, obligating them to transfer, or granting an option or right to any third party to purchase or acquire from them the Purchased Shares. That each Selling Shareholder is the sole legal and beneficial owner of their respective Purchased Shares.
     5.2 DFW represents and warrants that the authorized capital stock of the Company consists of 9,031 shares of common stock, $10.00 par value per share, of which 9,031 shares are issued and outstanding, the ownership of which shares is accurately and completely set forth in Exhibit “A” attached hereto and incorporated herein by this reference. The Purchased Shares were validly authorized and issued, fully paid for, and nonassessable.
6. [INTENTIONALLY OMITTED]
7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER
     The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser in writing for purposes of consummating such transactions:
     7.1 Warranties and Representations True at Closing
          The representations and warranties as contained in Section 5 above shall be true and correct when made, and immediately prior to the Closing, other than shares of Cut Bank Gas Company which may be transferred by shareholders other than DAN F. WHETSTONE with the same force and effect as though such covenants, representations, and warranties had been made on and as of such time.
     7.2 No Injunction, Etc.
          No known action, proceeding, investigation, regulation or legislation shall have been instituted or threatened to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby.
     7.3 Consents, Approvals and Waivers
          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all requests, conditions and/or requirements made by the Purchaser to the MTPSC in regard to the regulatory filings and requested approvals shall have been approved by the MTPSC and any other required Governmental Authorities under terms and conditions which are acceptable to Purchaser in its sole and absolute discretion.

     7.4 The Company has not taken or suffered any known act that may reasonably be expected to cause or result in a known material adverse effect on the assets and/or business prospects of the Company.
     7.5 Other Agreements
     DFW shall have entered into a Non-Compete Agreement in a form mutually agreeable to the parties.
     7.6 Purchaser shall have acquired no less than eighty percent (80%) of the issued and outstanding shares of the Company.
     7.7 The Section 3 Pre-Closing Restrictions and Undertakings have not been knowingly breached.
     7.8 There has been no known material adverse change in the business and/or prospects of the Company.
8. [INTENTIONALLY OMITTED]
9. CLOSING
     9.1 Time and Place of Closing
          Upon the terms and subject to the conditions set forth herein, the Closing shall take place at the offices of Purchaser, 1st Avenue South, Great Falls, Montana, 59403 commencing at 10:00 a.m., on the last Business Day of the month in which all of the conditions to the Closing set forth in Section 7 have been satisfied or waived, or at such other place, time or date the parties may agree in writing (the date of the Closing being referenced herein as the “Closing” or the “Closing Date”), provided, however, that the Closing shall be effective as of the first day of the month following the Closing Date.
     9.2 Closing Requirements
          At the Closing, DFW shall deliver and/or cause the Company to deliver and/or cause to be delivered to Purchaser:
          9.2.1 original stock ledgers, articles of incorporation, certificates of incorporation, charters, certificates of formation, bylaws, joint venture agreements, partnership agreements, limited liability company operating agreements, and board of directors’, shareholders’ and members’ minutes of the Company;
          9.2.2 resignations, or evidence of termination by each director and officer of the Company, unless otherwise agreed by the parties;
          9.2.3 such other evidence of the performance of all covenants and reasonable satisfaction of all conditions required of Selling Shareholders by this Agreement, at or prior to the Closing, as Purchaser may reasonably require;

          9.2.4 all books and records relating to the operation of the Company, including but not limited to all such electronic records, files, ledgers and other documentation reasonably required by Purchaser in connection with the ongoing operation of the Company; and
          9.2.5 the share certificates as required under Section 2.2(i).
     9.3 Purchaser’s Obligation at Closing
          Within five (5) days of the Closing Date, Purchaser shall pay and/or deliver to Selling Shareholders the certificates representing the EWI Shares issued to Selling Shareholders in accordance with Section 2.2(ii);
     Purchaser shall at the time of closing purchase all other Cut Bank Gas Company shares from those Shareholders who wish to sell their shares in exchange for EWI Shares in accordance with the share price formula set forth in Section 2 hereof. Upon receipt of the approval from the MTPSC as contemplated in Section 3.2 hereof, Purchaser shall make a commercially reasonable attempt to contact all other Cut Bank Gas Company Shareholders and offer to purchase said Shareholder’s Shares in accordance with said formula.
10. SURVIVAL OF REPRESENTATIONS
     10.1 All representations, warranties, covenants and agreements of Purchaser , DFW and the Selling Shareholders as contained in this Agreement or in any separate certificate or other instrument furnished or to be furnished pursuant to this Agreement shall survive the Closing.
11. TERMINATION
     11.1 Method of Termination
          This Agreement constitutes the binding and irrevocable agreement of the parties hereto to consummate the transactions contemplated hereby subject to the terms and conditions contained herein, the consideration for which is the covenants set forth herein, and expenditures and obligations incurred and to be incurred by Purchaser, on the one hand, and by Selling Shareholders, the Company, on the other hand, in respect of this Agreement, and this Agreement may be terminated or abandoned only as follows:
          11.1.1. By the unanimous written consent of DFW and Purchaser;
          11.1.2 If any condition to the Closing under Section 7 has not been satisfied (or waived by Purchaser) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, Purchaser may terminate this Agreement by written notice given to DFW; or
          If any condition to the Closing under Section 7 has not been satisfied (or waived by Purchaser) by 5:00 p.m. on the one (1) year anniversary of the Effective Date or at such other time and date as may be mutually agreed upon by the parties in writing, any Seller may terminate this Agreement by written notice given to Purchaser; or

          11.1.3 By either Selling Shareholders or Purchaser if (a) there shall be any Law that makes consummation of the transactions contemplated herein illegal or otherwise prohibited; or (b) any judgment, injunction, order or decree permanently enjoining any of the parties hereto from consummating the transactions contemplated herein is entered and such judgment, injunction, order or decree shall become final and non-appealable.
          11.1.4 By Purchaser within five (5) days after the expiration of the Due Diligence Period, if Purchaser is not satisfied in its sole and absolute discretion with the results of its Due Diligence Investigation for any reason whatsoever.
     11.2 Procedure and Effect of Termination
          11.2.1. In the event of a termination by any party pursuant to and in accordance with Section 11.1, such terminating party shall give prompt written notice thereof as provided therein to the other party, and the transactions contemplated hereby shall be abandoned and terminated, without further action by any of the parties hereto.
          11.2.2. In the event of a termination pursuant to Section 11.1, all filings, applications and other submissions relating to the consummation of the transactions contemplated herein shall, to the extent practicable, be withdrawn from the MTPSC and/or any other Governmental Authority to which made.
12. MISCELLANEOUS
     12.1 Notices
          All notices, demands and requests hereunder by any party hereto to the other party hereto shall be in writing, and shall be delivered by hand, nationally recognized overnight courier, facsimile, or registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

12.1.1	If to Seller:

Dan F. Whetstone
P.O. Box 844
Cut Bank, MT 59427
Facsimile No.: (406) 873-4735

Pamela R. Lowry
10602 SE 29th Street
Beaux Arts, WA 98004

Paula A. Poole
14106 60 Ave. West
Edmonds, WA 98026

William J. Junkermier
c/o Cerium Networks
1011 East 2nd Avenue
Spokane, WA 99202

Roger W. Junkermier
c/o Cerium Networks
1011 East 2nd Avenue
Spokane, WA 99202

and copies to legal counsel for Seller (as to DFW only)

Warren C. Wentz. Esq.
Jardine, Stephenson, Blewett and Weaver
300 Central Ave., 7th Floor
P.O. Box 2269
Great Falls, MT 59403
Facsimile No.: (406) 727-5419

and copies to legal counsel for the Cut Bank Gas Company

David F. Stufft, Esq.
P.O. Box 2559
Kalispell, MT 59903
Facsimile No. 406-752-4459
E-mail: dstufft@montanasky.net

12.1.2	If to Purchaser:

Energy West, Incorporated
P.O. Box 2229
Great Falls, MT 59403
Attn: David A. Cerotzke, Vice-Chairman
Facsimile No.: (406) 791-7560

and copies to legal counsel to Purchaser:

Dworken & Bernstein Co., LPA
60 South Park Place
Painesville, OH 44077
Attn: Melvyn E. Resnick and Jodi Littman Tomaszewski
Facsimile No.: (440) 352-3469

and copies to Purchaser’s Regulatory legal counsel:

Browning, Kaleczyc, Berry, and Hoven, P.C
139 N. Last Chance Gulch
P.O. Box 1697
Helena, MT 59624
Attn: Kimberly A. Beatty
Facsimile No.: (406) 443-6883
          12.1.3 If delivered by hand or nationally recognized overnight courier, the day on which a notice, demand or request is delivered shall be the date on which such delivery is made, if delivered by facsimile, the day upon which sender receives from its facsimile machine the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message shall be the date on which such delivery is made (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), and, if delivered by mail, the day on which such notice, demand or request is received shall be the date of delivery; provided that a notice given in accordance with this Section 12.1 but received on any day other than a Business Day or after business hours in the place of receipt, will be deemed to be received on the next Business Day in that place.
          12.1.4 Any party hereto may change its address or facsimile number specified for notices herein by designating a new address or facsimile number for notices by notice to the other party in accordance with this Section 12.1.
     12.2 Controlling Law — This Agreement is executed and to be performed in the State of Montana and shall be construed, interpreted and enforced in accordance with the laws of the State of Montana.
     12.3 Parties, Successors, Assigns — This Agreement shall be binding upon and shall inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.
     12.4 Counterparts — This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
     12.5 Expenses — Each party hereto agrees to pay the expenses incurred by him or it under or in connection with this Agreement, including counsel and accountant’s fees, expenses of his or its representatives, whether or not the transaction contemplated by this Agreement is, in fact, consummated. The parties hereto acknowledge that no broker has been involved in this transaction. All expenses, incurred by the Cut Bank Gas Company and the Sellers including but not limited to its legal and accounting and all travel expenses, including if not paid at time of closing shall be paid by EWI.
     12.6 Severability — In the event any section, paragraph, or portion of this Agreement shall be or be deemed to be by any court having lawful jurisdiction of the subject matter of this Agreement void, voidable, or invalid for any reason, this Agreement shall be otherwise valid and enforceable as if said void, voidable or invalid section, paragraph, or portion of this Agreement had not been a part hereof in the first instance.

     12.7 Construction — The language of this Agreement has been reviewed by all parties with benefit of counsel. Any ambiguities herein shall not be construed against any party as drafter of the Agreement.
13. CONSTRUCTION OF CERTAIN TERMS AND PHRASES
     Unless the context of this Agreement otherwise requires, (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “include,” “includes,” and “including” shall be deemed to be followed by the words “but not limited to;” (e) the term “Section” refers to the specified Section of this Agreement; (f) the term “Schedule” or “Exhibit” refers to a Schedule or Exhibit attached to this Agreement; (g) references to time are to Great Falls, Montana Standard time; and (h) the term “material” and derivative or similar words refer to materiality with respect to the Company on an aggregate basis. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
14. NO REPRESENTATION OR WARRANTY OF CONDITION OR PROPERTY.
     Not withstanding anything to the contrary in this agreement, the underlying property and business have been fully inspected by Purchaser. No representation has been made by Sellers to Purchaser concerning the state or condition of said underlying property and business, and Purchaser has not relied on any statement or declaration of Sellers, oral or in writing, as an inducement to the purchase of said stock. Furthermore, no representation is made by Sellers to Purchaser regarding the financial condition or profitability of said underlying property and business and Purchaser has not relied on any statement or declaration of Sellers, oral or in writing, as an inducement to making of this contract. Purchaser accepts said underlying property and business AS IS and WHERE IS without any representation.
15. TIME IS OF THE ESSENCE.
     Time is of the essence in the performance of the terms of this contract.16. This agreement constitutes the entire agreement between the parties. It is agreed that all previous negotiations, agreements and communications between the parties, or their respective predecessors in title, either verbal or written, and not herein contained, are hereby withdrawn and annulled.

     IN WITNESS WHEREOF, each party hereto has caused this Stock Purchase Agreement to be executed on its behalf, all as of the day and year first above written.

Seller:

DAN F. WHETSTONE

/s/ Dan F. Whetstone

Dated:	December 14, 2007

PAMELA R. LOWRY

/s/ Pamela R. Lowry

Dated:	December 12, 2007

PAULA A. POOLE

/s/ Paula A. Poole

Dated:	December 11, 2007

WILLIAM J. JUNKERMIER

/s/ William J. Junkermier

Dated:	December 13, 2007

ROGER W. JUNKERMIER

/s/ Roger W. Junkermier

Dated:	December 13, 2007

Purchaser:

ENERGY WEST INCORPORATED

By: /s/ David A. Cerotzke

David A. Cerotzke, Vice-Chairman
Dated:	December 18, 2007

Exhibit “A”
Cut Bank Gas Company Shareholder List

Exhibit “B”
COMPANY EMPLOYEES